The information in this preliminary pricing supplement is not complete and may be changed.  A registration statement relating to the securities has been filed with the Securities and Exchange Commission.  This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of securities is not permitted.

Subject to Completion Preliminary Pricing Supplement dated November 18, 2011
Preliminary Pricing Supplement No. 1 to Prospectus Supplement dated September 13, 2011 and Prospectus dated September 30, 2009	Filed pursuant to Rule 424(b)(5) Registration Statement No. 333-162219 Dated November 18, 2011
The Royal Bank of Scotland Group plc (Issuer)
$ Callable Range Accrual Notes Linked to the Difference between CMS30 and CMS2 due November 30, 2026

■ Interest, if any, will be payable quarterly and will accrue at the following rates:

•      7.00% per annum from and including original issue date to but excluding November 30, 2013;

•      7.00% per annum multiplied by N/D, from and including November 30, 2013 to but excluding November 30, 2021;

•      8.00% per annum multiplied by N/D, from and including November 30, 2021 to but excluding November 30, 2024; and

•     10.00% per annum multiplied by N/D, from and including November 30, 2024 to but excluding the scheduled maturity date.

“N” is the number of calendar days in the applicable interest period on which the 30-Year U.S. Dollar Constant Maturity Swap Rate (“CMS30”) is equal to or greater than the 2-Year U.S. Dollar Constant Maturity Swap Rate (“CMS2”).

“D” is the total number of calendar days during the applicable interest period.

■ Interest will not accrue on any day on which CMS30 is less than CMS2.  There may be no interest payable for any given quarter.

■ Subject to early redemption at our option, in whole or in part, on any interest payment date occurring on or after November 30, 2013.

■ Payment of principal and the final interest payment, if any, at maturity or upon early redemption.  All payments of interest and repayment of principal at maturity are subject to the creditworthiness of The Royal Bank of Scotland Group plc.  The Royal Bank of Scotland Group plc is a holding company and its subsidiaries, including The Royal Bank of Scotland plc, have no obligations under the securities.

■ 15-year term (approximately), subject to our call right.

■ Intended to be listed on the Channel Islands Stock Exchange.
$1,000 principal amount per security
Expected* dates:
Pricing Date: November 23, 2011
Settlement Date: November 30, 2011
Maturity Date: November 30, 2026
CUSIP / ISIN No.: 78011PAA5 / US78011PAA57

*Expected. In the event that we make any change to the expected pricing date or settlement date, the maturity date will be changed so that the stated term of the securities remains the same.  See also “Clearance and Settlement” on page PS-10 of this pricing supplement.

The Callable Range Accrual Notes Linked to the Difference between CMS30 and CMS2 due November 30, 2026 involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” and “Additional Risk Factors” beginning on page PS-4 of this pricing supplement and “Risk Factors” beginning on page S-2 of the Prospectus Supplement.
We are not a bank, and the securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the prospectus supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.
	Per security	Total
Original Offering Price (1)	$1,000.00	$
Agent’s Commission	$ 40.00	$
Proceeds, before expenses, to The Royal Bank of Scotland Group plc	$ 960.00	$
(1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price.  This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date will be less than the Original Offering Price due to the underwriting discount, if any, and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-5 of the prospectus supplement.  The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.

Barclays Capital
November       , 2011

THE ROYAL BANK OF SCOTLAND GROUP PLC Callable Range Accrual Notes Linked to the Difference between CMS30 and CMS2 Due November 30, 2026

Summary
The Callable Range Accrual Notes Linked to the Difference between CMS30 and CMS2 due November 30, 2026 (the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland Group plc.  The securities will rank equally with all of our unsecured senior indebtedness from time to time outstanding, and any all payments on the securities are subject to the credit risk of The Royal Bank of Scotland Group plc.  The Royal Bank of Scotland Group plc is a holding company, and its subsidiaries, including The Royal Bank of Scotland plc, have no obligations under the securities.

From the original issue date to but excluding November 30, 2013, the securities will accrue interest at a fixed rate of 7.00% per annum.  With respect to each interest period from and including November 30, 2013, the securities will accrue interest based on the number of calendar days during each interest period on which CMS30 is equal to or greater than CMS2, as described below.  Interest, if any, will be payable quarterly.  We have the right to redeem the securities at our option, in whole or in part, on any interest payment date occurring on or after November 30, 2013.  If the securities have not been previously redeemed, we will pay to you at maturity the principal amount of your securities plus any accrued and unpaid interest, subject to our credit risk.  The securities are not conventional debt securities and, during any interest period, it is possible that the securities will not pay any interest or will pay interest at a very low rate.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the Prospectus.

Key Terms
Issuer:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Term:	15 years (approximately), subject to our call right
Market Measure:	30-Year U.S. Dollar Constant Maturity Swap Rate (“CMS30”) minus 2-Year U.S. Dollar Constant Maturity Swap Rate (“CMS2”)
Interest Rates:	For each interest period, interest on the securities will accrue at the following rates:
▪	7.00% per annum from and including the original issue date to but excluding November 30, 2013;
▪	7.00% per annum multiplied by N/D, from and including November 30, 2013 to but excluding November 30, 2021;
▪	8.00% per annum multiplied by N/D, from and including November 30, 2021 to but excluding November 30, 2024; and
▪	10.00% per annum multiplied by N/D, from and including November 30, 2024 to but excluding the scheduled maturity date.

“N” is the number of calendar days in the applicable interest period on which CMS30 minus CMS2 is equal to or greater than zero.
“D” will be the total number of calendar days during the applicable interest period.

CMS30 and CMS2 in respect of any calendar day shall mean CMS30 and CMS2, as applicable on that calendar day, unless that calendar day is not a business day (as defined on page PS-7 of this pricing supplement), in which case CMS30 and CMS2 shall be CMS30 and CMS2 on the immediately preceding business day.  For each interest period from and including November 30, 2013, the level of the market measure (i.e., CMS30 minus CMS2) for any day from and including the fifth business day prior to the related interest payment date will equal the level of the market measure observed on such fifth business day prior to that interest payment date.  From and including November 13, 2013, interest will not accrue on any day during an interest period on which CMS30 is less than CMS2.  It is possible that you could receive no interest on the securities at all or for extended periods if CMS30 is less than CMS2.

Interest periods:
Quarterly, with the first interest period beginning on and including the date of original issuance of the securities, and ending on but excluding the first interest payment date.  Thereafter, each interest period will commence on, and will include an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date or the Maturity Date (or any Early Redemption Date), as applicable.

Interest Payment Dates:
Expected to be each February 28 (or, in the case of a leap year, February 29), May 31, August 31, and November 30, beginning on February 29, 2012.  If any interest payment date falls on a day that is not a business day, no adjustment will be made to the length of the corresponding interest period; however, we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day.

Day Count Convention:	30/360, or in the case of an incomplete month, the actual number of days elapsed divided by 360.
Optional Early Redemption:
We have the right to redeem the securities at our option, in whole or in part, on November 30, 2013 and on any subsequent interest payment date (each, an “Early Redemption Date”).  The redemption price will be 100% of the principal amount of the securities redeemed, plus any accrued and unpaid interest to, but excluding, the Early Redemption Date that we specify.  In order to redeem the securities, we will give notice to the security holders not less than 5 business days nor more than 60 calendar days before the specified Early Redemption Date.

Maturity Date:	Expected to be November 30, 2026
Payment at Maturity:
If the securities have not been previously redeemed, on the Maturity Date, you will be entitled to receive a cash payment per security equal to the principal amount of the securities, plus any accrued and unpaid interest, subject to our credit risk.

Calculation Agent:	Barclays Bank PLC

THE ROYAL BANK OF SCOTLAND GROUP PLC Callable Range Accrual Notes Linked to the Difference between CMS30 and CMS2 Due November 30, 2026

Examples of Interest Rate Calculations

Set forth below are four hypothetical examples of the calculation of (i) the applicable interest rate per annum (rounded to three decimal places) in a hypothetical interest period and (ii) the interest payable for the corresponding interest payment date (rounded to two decimal places) in respect of the floating rate interest periods, based on:

▪	a hypothetical interest period that has 90 calendar days; and
▪	a base rate of 7% per annum.

These examples are for purposes of illustration only.  These examples assume that the securities will not be redeemed on any applicable Early Redemption Date.  These examples do not take into account any tax consequences from investing in the securities.  The actual interest rate for any interest period will depend on the actual number of days in the interest period and the number of days in that period on which CMS30 is equal to or greater than CMS2.

EXAMPLE 1 — There were no days during the interest period on which CMS30 minus CMS2 was equal to or greater than zero:

Hypothetical N:	0
Hypothetical D:	90
Hypothetical annual interest rate:	7% × 0/90 = 0.000% per annum

Hypothetical interest rate for that interest period: 0.000% × 90/360 = 0.000%
Hypothetical interest payable per security on the corresponding interest payment date = 0.000% x $1,000 = $0.00

EXAMPLE 2 — There were 36 days during the interest period on which CMS30 minus CMS2 was equal to or greater than zero:

Hypothetical N:	36
Hypothetical D:	90
Hypothetical annual interest rate:	7% × 36/90 = 2.800% per annum

Hypothetical interest rate payable for that interest period = 2.800% × 90/360 = 0.700%
Hypothetical interest payable per security on the corresponding interest payment date = 0.700% x $1,000 = $7.00

EXAMPLE 3 — There were 54 days during the interest period on which CMS30 minus CMS2 was equal to or greater than zero:

Hypothetical N:	54
Hypothetical D:	90
Hypothetical annual interest rate:	7% × 54/90 = 4.200% per annum

Hypothetical interest rate payable for that interest period = 4.200% × 90/360 = 1.050%
Hypothetical interest payable per security on the corresponding interest payment date = 1.050% x $1,000 = $10.50

EXAMPLE 4 —CMS30 was equal to or greater than CMS2 on each day during the interest period:

Hypothetical N:	90
Hypothetical D:	90
Hypothetical annual interest rate:	7% × 90/90 = 7.000% per annum

Hypothetical interest rate payable for that interest period = 7.000% × 90/360 = 1.750%
Hypothetical interest payable per security on the corresponding interest payment date = 1.750% x $1,000 = $17.50

THE ROYAL BANK OF SCOTLAND GROUP PLC Callable Range Accrual Notes Linked to the Difference between CMS30 and CMS2 Due November 30, 2026

Risk Factors

There are important differences between the securities and a conventional debt security.  An investment in the securities involves significant risks, including those listed below.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-2 of the prospectus supplement.  We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	The credit risk of The Royal Bank of Scotland Group plc, and its credit ratings and credit spreads may adversely affect the value of the securities.

•	It is possible that you may receive no interest, or only a limited amount of interest, for one or more interest periods.

•	Your yield may be less than the yield on a conventional debt security of comparable maturity.

•	The securities are subject to our early redemption.

•	An active trading market is not expected to develop for the notes.

•	The securities may not be a suitable investment for you.

•	The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

•	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

•	Hedging and trading activities by us, our affiliates, and Barclays Capital Inc. and its affiliates may adversely affect the value and your return on the securities.

•
We, Barclays Capital Inc. and any of our or its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding securities.  Any such reports, opinions or recommendations could affect the level of CMS30 or CMS2 and therefore the value of the securities.

Additional Risk Factors

Your return on the securities will be limited by the “base rate” applicable to each interest period.

Your return on the securities with respect to any interest period in which the interest rate is linked to the difference between CMS30 and CMS2 will be limited by the “base rate” applicable to the relevant quarterly interest period; in no event will the interest rate applicable to your securities be greater than the applicable base rate regardless of the difference between CMS30 and CMS2 on any given day.  The “base rate” is 7.00% from and including November 30, 2013 to but excluding November 30, 2021, 8.00% per annum from and including November 30, 2021 to but excluding November 30, 2024, and 10.00% per annum from and including November 30, 2024 to but excluding the scheduled maturity date.

The securities are effectively subordinated to our secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries.

The securities are unsecured and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness.  The Indenture does not restrict our ability to incur additional secured indebtedness in the future.  By reason of such subordination, in the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, our assets will be available to pay the amounts due on the securities only after all our then existing secured indebtedness has been paid in full.

We are a holding company and our subsidiaries, including The Royal Bank of Scotland plc, have no obligations under the securities.  Any payments to us from our subsidiaries would depend on the earnings and financial condition of our subsidiaries and various business considerations.  Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us.  For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the securities.  Further, none of our subsidiaries has guaranteed or otherwise become obligated with respect to the securities and, as a result, the securities are structurally subordinated to all liabilities of our subsidiaries, including trade payables and depositor and policyholder liabilities.  Our right to receive assets from any subsidiary of ours upon its insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, and the right of a security holder to participate in

THE ROYAL BANK OF SCOTLAND GROUP PLC Callable Range Accrual Notes Linked to the Difference between CMS30 and CMS2 Due November 30, 2026 those assets, is structurally subordinated to claims of that subsidiary's creditors.  Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.  As a result, we may not have sufficient assets to pay amounts due on any or all of the securities then outstanding.

THE ROYAL BANK OF SCOTLAND GROUP PLC Callable Range Accrual Notes Linked to the Difference between CMS30 and CMS2 Due November 30, 2026

Investor Considerations

You may wish to consider an investment in the securities if:

•	You anticipate that CMS30 will be equal to or greater than CMS2 for a number of days in each interest period sufficient to provide you with your desired return.

•	You accept that the interest rate applicable for each interest period during the term of the securities is uncertain and may be 0.00% per annum.

•
You accept that, even if CMS30 is equal to or greater than CMS2 in respect of each day of an interest period, the annualized interest rate for the related interest period will not be more than the base rate that is applicable to that period.

•	You are willing to have your securities redeemed prior to maturity on any interest payment date occurring on or after November 30, 2013.

•
You are willing to accept that a trading market is not expected to develop for the securities and you understand that secondary market prices for the securities, if any, will be affected by various factors, including our actual and perceived creditworthiness.

•	You are able to and willing to hold the securities until maturity.

•	You are willing to make an investment, the payments on which depend on the creditworthiness of RBSG as the issuer of the securities.

The securities may not be an appropriate investment for you if:

•	You anticipate that CMS30 will not be equal to or greater than CMS2 often enough during the term of the securities to provide you with your desired return.

•	You seek an investment with a guaranteed interest rate applicable to each quarterly interest period, or one that is not limited to the base rate that is applicable to that period.

•	You are not willing to have your securities redeemed prior to maturity.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBSG, as the issuer of the securities.

THE ROYAL BANK OF SCOTLAND GROUP PLC Callable Range Accrual Notes Linked to the Difference between CMS30 and CMS2 Due November 30, 2026

Information Regarding CMS30 and CMS2

GENERAL

For purposes of the securities, CMS30 and CMS2 are “constant maturity swap rates” that measure the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of thirty years and two years, respectively. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating 3-month LIBOR-based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year.  “LIBOR” is the London Interbank Offered Rate, and is the rate of interest at which banks borrow funds from each other in the London interbank market. 3-Month LIBOR is the rate of interest which banks in London charge each other for loans for a period of three months.

“CMS30” means, on any day, the 30-Year U.S. Dollar Constant Maturity Swap Rate that appears on Reuters page ISDA FIX1 (or any successor page) under the heading "30YR" at 11:00 a.m., New York City time, on that day.

“CMS2” means, on any day, the 2-Year U.S. Dollar Constant Maturity Swap Rate that appears on Reuters page ISDA FIX1 (or any successor page) under the heading "2YR" at 11:00 a.m., New York City time, on that day.

CMS30 and CMS2 on any calendar day shall mean CMS30 and CMS2, as applicable on that calendar day, unless that calendar day is not a business day, in which case CMS30 and CMS2 shall be CMS30 and CMS2 on the immediately preceding business day.  For each interest period from and including November 30, 2013, the level of the market measure (i.e., CMS30 minus CMS2) for any day from and including the fifth business day prior to the related interest payment date will equal the level of the market measure observed on such fifth business day prior to that interest payment date.

A “business day” means any day except for a Saturday, Sunday or a day on which the banking institutions in New York and in London are authorized or obligated by law or executive order to close.

UNAVAILABILITY OF CMS30 OR CMS2

If CMS30 or CMS2 does not appear on Reuters Screen ISDAFIX1 (or any successor page) on any business day, then (i) CMS30 or CMS2, as the case may be, will be a percentage determined on the basis of the mid-market, semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on the relevant business day.  For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to 30 or 2 years (for purposes of determining CMS30 and CMS2, respectively), commencing on that business day with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to “LIBOR Reuters Page 01” with a maturity of three months.

The Calculation Agent will select the five swap dealers after consultation with us and shall request the principal New York City office of each of those dealers to provide a quotation of its rate. If (i) more than three quotations are provided in respect of the relevant rate, CMS30 or CMS2 for that business day will be the arithmetic mean of the quotations after eliminating the highest and lowest quotations (or, in the case of quotations being equal, eliminating only one of the highest and one of the lowest quotations); (ii) if three quotations are provided, the highest and lowest quotations will be eliminated (or, in the case of quotations being equal, eliminating only one of the highest or one of the lowest quotations) and CMS30 or CMS2 for that business day will be equal to the single remaining quotation; or (iii) if fewer than three leading swap dealers selected by the Calculation Agent are quoting as described above, the previous CMS30 or CMS2, as the case may be, will remain the relevant CMS30 or CMS2 in effect on that business day.

THE ROYAL BANK OF SCOTLAND GROUP PLC Callable Range Accrual Notes Linked to the Difference between CMS30 and CMS2 Due November 30, 2026

HISTORICAL INFORMATION

The following table and graph sets forth the historical month-end difference between CMS30 and CMS2 from January 31, 2006 through November 17, 2011, based on information reported on Bloomberg.  We obtained the values below from Bloomberg, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.  CMS30 and CMS2 over the term of the securities will be determined by the calculation agent based on the U.S. Dollar Constant Maturity Swap Rates as reported on the applicable Reuters page ISDFA FIX1 on the relevant date, as described above.

These historical values of CMS30 and CMS2 are not indicative of the future performance of CMS30 and CMS2, what interest may accrue over the term of the securities, or what the return on or value of the securities will be.  Any historical upward or downward trend in the difference between CMS30 and CMS2 during any period set forth below is not an indication that such difference is more or less likely to increase or decrease at any time over the term of the securities.  Further, you may not realize a return consistent with the historical data presented even if equally favorable historical spreads continue during the term of the securities, since the securities are subject to early redemption at our option.  We cannot guarantee that the difference between CMS30 and CMS2 can be maintained or will increase, or that you will receive any minimum interest payment over the term of the securities.

Historical Difference between CMS30 and CMS2(1)

	2006	2007	2008	2009	2010	2011
January	0.255%	0.185%	1.967%	1.767%	3.295%	3.503%
February	0.006%	0.193%	2.308%	1.762%	3.352%	3.406%
March	0.222%	0.366%	2.178%	1.872%	3.321%	3.350%
April	0.426%	0.362%	1.676%	2.103%	3.130%	3.384%
May	0.322%	0.294%	1.650%	2.838%	2.815%	3.309%
June	0.210%	0.448%	1.393%	2.634%	2.750%	3.392%
July	0.228%	0.585%	1.562%	2.744%	2.990%	3.242%
August	0.203%	0.620%	1.452%	2.767%	2.516%	2.686%
September	0.192%	0.818%	1.233%	2.619%	2.742%	2.139%
October	0.183%	0.801%	1.662%	2.923%	3.150%	2.436%
November	0.130%	1.000%	0.928%	3.037%	3.034%	1.993%(2)
December	0.149%	1.207%	1.233%	3.104%	3.341%
____________________

(1)	The above table presents the historical difference between CMS30 and CMS2 (equal to CMS30 minus CMS2), each as determined by the calculation agent on the last business day of each month.
(2)	As measured on November 17, 2011.

THE ROYAL BANK OF SCOTLAND GROUP PLC Callable Range Accrual Notes Linked to the Difference between CMS30 and CMS2 Due November 30, 2026

Tax Consequences

You should review carefully the section in the accompanying prospectus supplement entitled “U.S. Federal Income Tax Consequences.” The securities will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.

Interest accruals. Interest income earned with respect to the securities will be non-U.S.-source income. Regardless of your method of accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, subject to certain adjustments described below, with the result that your taxable income in any year may differ significantly from (and may be significantly higher than) the interest payments you receive in that year. The comparable yield generally is the yield at which, in similar general market conditions, we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term and timing of payments, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” representing a series of payments the amount and timing of which would produce a yield to maturity on the securities equal to the comparable yield. The interest you accrue in each year will be adjusted to reflect the differences between the actual and “projected” amounts of any payments you receive during the year

Sale, exchange or retirement.  Upon a sale, exchange or retirement of a security (including at maturity), you generally will recognize taxable income or loss equal to the difference between the amount you receive and your tax basis in the security. Your tax basis in a security will equal its cost, increased by the amount of interest income you have previously accrued (determined without regard to adjustments due to discrepancies between projected and actual payments) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the security. Any income recognized upon a sale, exchange or retirement of a security (including at maturity) generally will be treated as interest income. Any loss will be treated first as ordinary loss, generally to the extent of previous interest inclusions, and then as capital loss.

Hypothetical comparable yield and projected payment schedule.  We will determine the comparable yield on the pricing date and provide the comparable yield and the related projected payment schedule in the final pricing supplement for the securities. If the securities were priced on November 17, 2011, the comparable yield would be an annual rate of 5.32%, compounded quarterly. However, the actual comparable yield could be higher or lower than this rate.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation in the United Kingdom.”

We do not provide any advice on tax matters. You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND GROUP PLC Callable Range Accrual Notes Linked to the Difference between CMS30 and CMS2 Due November 30, 2026

Supplemental Plan of Distribution

We have appointed Barclays Capital Inc. (“Barclays”) as our selling agent for this offering.  Barclays will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.  Barclays has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities.  Each such dealer engaged by Barclays, or further engaged by a dealer to whom Barclays reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that Barclays will receive from us.  Barclays has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession.  You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

Barclays may use this pricing supplement and the Prospectus, in connection with any of those transactions.  Barclays is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates may enter into one or more hedging transactions in connection with this offering of securities.  In particular, an affiliate of Barclays is our swap counterparty for a hedge of our obligations under the securities.  See “Use of Proceeds” in the accompanying prospectus supplement.

Clearance and Settlement

We may deliver the securities against payment therefor on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree to otherwise.  Accordingly, if the initial settlement of the securities occurs more than three business days from the pricing date, purchasers who wish to trade the securities more than three business days prior to the original issue date of the securities will be required to specify alternative arrangements to prevent a failed settlement.

THE ROYAL BANK OF SCOTLAND GROUP PLC Callable Range Accrual Notes Linked to the Difference between CMS30 and CMS2 Due November 30, 2026

Where You Can Find More Information

RBSG has filed a registration statement (including the Prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the Prospectus in that registration statement and other documents, related to this offering that RBSG has filed with the SEC for more complete information about RBSG and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBSG, any underwriter or any dealer participating in this offering will arrange to send you the Prospectus if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the base prospectus dated September 30, 2009, and the more detailed information contained in the prospectus supplement dated September 13, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated September 13, 2011:
http://www.sec.gov./Archives/edgar/data/844150/000095010311003827/dp26061_424b2.htm

•	Prospectus dated September 30, 2009
http://www.sec.gov./Archives/edgar/data/844150/000095010311003824/dp26029_424b2-base.htm

Our Central Index Key, or CIK, on the SEC website is 844150.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” and “RBSG” or similar references are to The Royal Bank of Scotland Group plc.

The securities are our unsecured and unsubordinated obligations constituting a part of our Series A Senior Notes.

We reserve the right to withdraw, cancel or modify any offering of the securities and to reject orders in whole or in part prior to their issuance.